                           SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                                   Securities
                     Exchange Act of 1934 (Amendment No. )

                          Filed by the Registrant |X|
                 Filed by a Party other than the Registrant [ ]
                           Check the appropriate box:
                        [ ] Preliminary Proxy Statement
              [ ] Confidential, for Useof the Commission Only (as
                               permitted by Rule
                                  14a-6(e)(2))

                         [X] Definitive Proxy Statement
                      [ ] Definitive Additional Materials

          [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
                               Section 240.14a-12

                                   NIKE, INC.

                    (Name of Registrant as Specified In Its
                                    Charter)

                                   NIKE, INC.

            (Name of Person(s) Filing Proxy Statement, if other than
                                the Registrant)

               Payment of Filing Fee (Check the appropriate box):

          [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
                              14a-6(i)(2) or Item
                           22(a)(2) of Schedule 14A.

             [ ] $500 per each party to the controversy pursuant to
                               Exchange Act Rule
                                  14a-6(i)(3).

          [ ] Fee computed on table below per Exchange Act Rules 14a-
                                    6(i)(4)
                                   and 0-11.

               (1)     Title of each class of securities to which
                              transaction applies:


                (2)     Aggregate number of securities to which
                              transaction applies:


              (3)     Per unit price or other underlying value of
                              transaction computed
                     pursuant to Exchange Act Rule 0-11: *


                  (4)     Proposed maximum aggregate value of
                                  transaction:


               * Set forth the amount on which the filing fee is
                                 calculated and
                          state how it was determined.

              [ ]    Check box if any part of the fee is offset as
                            provided by Exchange Act
             Rule 0-11(a)(2) and identify the filing for which the
                               offsetting fee was
                paid previously. Identify the previous filing by
                             registration statement
              number, or the Form or Schedule and the date of its
                                    filing.

                        (1)     Amount Previously Paid:


                (2)     Form, Schedule or Registration Statement
                                      No.:


                             (3)     Filing Party:


                              (4)     Date Filed:


                                     Notes:

                                   NIKE, Inc.
                               One Bowerman Drive
                          Beaverton, Oregon 97005-6453

                                                                 August 13, 1999

To Our Shareholders:

  You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the NIKE European Operations Netherlands B.V. headquarters at Colosseum 1, 1213 NL Hilversum, The Netherlands, on Wednesday, September 22, 1999, at 4:00 P.M. Central European Time. Registration will begin at 3:00 P.M.

  This year our annual meeting will be held at the NIKE European Headquarters offices in The Netherlands, the home of over 800 NIKE employees. I believe that the annual meeting provides an excellent opportunity for shareholders to become better acquainted with NIKE and its directors and officers. I hope that you will be able to attend. Highlights of the meeting will be available on videotape by calling 1-800-640-8007 following the meeting.

  Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

                                       Sincerely,

                                       Philip H. Knight
                                       Chairman of the Board
                                       and Chief Executive Officer

                             ---------------------

                   Notice of Annual Meeting of Shareholders
                              September 22, 1999

                             ---------------------

To the Shareholders of NIKE, Inc.

  The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Wednesday, September 22, 1999, at 4:00 P.M., at the headquarters of NIKE European Operations Netherlands B.V. at Colosseum 1, 1213 NL Hilversum, The Netherlands, for the following purposes:

  1. To elect a Board of Directors for the ensuing year.

  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.

  3. To transact such other business as may properly come before the meeting.

  All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 23, 1999, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket enclosed in this Proxy Statement.

                                       By Order of the Board of Directors

                                                  JOHN E. JAQUA
                                                  Secretary

Beaverton, Oregon
August 13, 1999

 Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. ("NIKE" or the "Company") for use at the annual meeting of shareholders to be held on September 22, 1999, and at any adjournment thereof (the "Annual Meeting"). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 13, 1999.

  The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained The Altman Group, Inc., New York, New York, to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $8,000 plus related out-of-pocket expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

  All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR the election of each of the named nominees for director, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

  A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Assistant Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

                               VOTING SECURITIES

  Holders of record of NIKE's Class A Common Stock ("Class A Stock") and holders of record of NIKE's Class B Common Stock ("Class B Stock"), at the close of business on July 23, 1999, will be entitled to vote at the Annual Meeting. On that date, 100,691,171 shares of Class A Stock and 181,531,604 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

  Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect eight directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposal 2.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  A Board of 11 directors will be elected at the Annual Meeting. All of the nominees were elected at the 1999 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

  Thomas E. Clarke, Jill K. Conway and Delbert J. Hayes are nominated by management for election by the holders of Class B Stock. The other eight nominees are nominated by management for election by the holders of Class A Stock.

  Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the eight director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

  Background information on the nominees as of July 15, 1999, appears below:

Nominees for Election by Class A Shareholders

  Ralph D. DeNunzio--Mr. DeNunzio, 67, a director of the Company since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation. He is also a director of FDX Corporation and Harris Corporation.

  Richard K. Donahue--Mr. Donahue, 72, a director since 1977, is Vice Chairman of the Board. He served as President and Chief Operating Officer of the Company from 1990 until 1994. He has been a partner in the law firm of Donahue & Donahue, Lowell, Massachusetts, since 1951. From 1961 to 1963, Mr. Donahue was an assistant to President John F. Kennedy. Mr. Donahue is a former President of the Massachusetts Bar Association and the New England Bar Association. He is a member of the John F. Kennedy Library Foundation. He is a trustee of the Joyce Foundation. Mr. Donahue is also a director of Courier Corp.

  Douglas G. Houser--Mr. Houser, 64, a director since 1970, is an Assistant Secretary of the Company and has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

  John E. Jaqua--Mr. Jaqua, 78, a director since 1968, is Secretary of NIKE and has been a principal in the law firm of Jaqua & Wheatley, P.C., Eugene, Oregon, since 1962. Mr. Jaqua has served as President of the Oregon State Bar Association and as a State Delegate to the House of Delegates of the American Bar Association.

  Philip H. Knight--Mr. Knight, 61, a director since 1968, is Chief Executive Officer and Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to June 1990. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

  Charles W. Robinson--Mr. Robinson, 79, a director since 1978, is Chairman and President of Robinson & Associates, Inc., Santa Fe, New Mexico, a venture capital firm. From January 1978 to January 1979, Mr. Robinson was Vice Chairman of the Board of Blyth, Eastman, Dillon & Co., Inc. and from March 1977 to December 1977, was Senior Managing Director of Kuhn Loeb & Co., Incorporated. Mr. Robinson served as Under-secretary of State for Economic Affairs from 1974 to 1976, at which time he was appointed Deputy Secretary of State. From 1964 to 1974, Mr. Robinson was President of Marcona Corporation. Mr. Robinson is also director of Allen TELECOM, Inc., and a trustee of The Brookings Institution.

  A. Michael Spence--Dr. Spence, 55, a director since 1995, has been the Philip H. Knight Professor and Dean of the Graduate School of Business at Stanford University since 1990. From 1984 to 1990 he was Dean of the Faculty of Arts and Sciences at Harvard University. He was professor of economics and business administration at Harvard University from 1977 to 1986. He is the author of three books and numerous articles on economics and business. Dr. Spence is also a director of Sun Microsystems, Inc., Siebel Systems and General Mills, Inc. He is a Fellow of the Econometric Society and was for six years Chairman of the National Research Council Board on Science, Technology and Economic Policy.

  John R. Thompson, Jr.--Mr. Thompson, 57, a director since 1991, was head coach of the Georgetown University men's basketball team from 1972 until 1998. Mr. Thompson also serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

Nominees for Election by Class B Shareholders

  Thomas E. Clarke--Dr. Clarke, 48, a director since 1994, joined the Company in 1980, and was elected President and Chief Operating Officer in 1994. Dr. Clarke has held various positions with the Company, primarily in research, design, development and marketing. He was appointed divisional vice president in charge of marketing in 1987. He was elected corporate Vice President in 1989 and appointed General Manager in 1990. Dr. Clarke holds a Doctorate degree in biomechanics.

  Jill K. Conway--Dr. Conway, 64, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology's Program in Science, Technology and Society. Dr. Conway was President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Her field of academic specialty is history. Dr. Conway is currently a director of Merrill Lynch & Co., Inc., Arthur D. Little, Inc., The Allen Group, Inc., and Colgate-Palmolive Company. She is currently a trustee of Mount Holyoke College and Lifespan Inc., a Rhode Island based hospital network.

  Delbert J. Hayes--Mr. Hayes, 64, a director since 1975, served as Executive Vice President of NIKE from 1980 to 1995. Mr. Hayes served as Treasurer and in a number of other executive positions with the Company from 1975 to 1980. Mr. Hayes was a partner with Hayes, Nyman & Co., certified public accountants, from 1970 to 1975. Prior to 1970, Mr. Hayes was a certified public accountant with Price Waterhouse for eight years.

Board of Directors and Committees

  The Board currently has an Executive Committee, an Audit Committee, a Personnel Committee, a Finance Committee, and a Compensation Plan Subcommittee of the Personnel Committee, and may also appoint other committees from time to time. There is currently no Nominating Committee. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Mr. Thompson who attended 67 percent.

  The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman) and Clarke. The Executive Committee is authorized to act on behalf of the

Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 1999, but took actions from time to time pursuant to written consent resolutions.

  The Audit Committee is currently composed of Mr. Hayes (Chairman), Mr. Houser and Dr. Spence. The Audit Committee reviews and makes recommendations to the Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual examination of the Company's consolidated financial statements and any recommendations they may have, and makes recommendations to the Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews the Company's procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and the Company's policies concerning financial reporting and business practices. The Audit Committee met three times during the fiscal year ended May 31, 1999.

  The Personnel Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Jaqua, Dr. Spence and Mr. Thompson. The Personnel Committee makes recommendations to the Board regarding officers' compensation, management incentive compensation arrangements and profit sharing plan contributions. The Personnel Committee met four times during the fiscal year ended May 31, 1999.

  The Finance Committee is currently composed of Messrs. Robinson (Chairman), DeNunzio, and Hayes. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met four times during the fiscal year ended May 31, 1999.

  The Compensation Plan Subcommittee of the Personnel Committee is currently composed of Dr. Spence and Mr. Jaqua. The Subcommittee grants stock options under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan.

Director Compensation and Retirement Plan

  Messrs. Knight and Clarke do not receive additional compensation for their services as directors. All other directors are paid a fee of $18,000 per year plus $2,000 for each Board meeting attended and $1,000 for each committee meeting attended, except that no fee is paid for attending Compensation Plan Subcommittee meetings. In addition, directors are reimbursed for travel and other expenses incurred in attending Board and committee meetings. The Company also provides its non-employee directors medical insurance and $500,000 of life insurance coverage.

  In 1989 and 1993 the Board of Directors approved resolutions that provide certain benefits to directors who have served in that capacity for five years or more. The plan provides that after ten years of service by a non-employee director, the Company will provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time such director retires. The plan also provides that a director who has served for at least five years will receive an annual retirement benefit for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. The retirement benefit is equal to a sliding percentage of the director's last annual Board fee (excluding meeting fees) beginning at 50 percent of the Board fee for five years of service up to a maximum of 100 percent of the Board fee for 10 or more years of service. The Board is currently considering proposals to modify director compensation to phase out or eliminate retirement benefits, health insurance, and life insurance. New directors elected after the 1993 fiscal year must retire at age 72.

Stock Holdings of Certain Owners and Management

  The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 1999, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company's securities, (ii) each of the nominees for director, (iii) each executive officer listed in the Summary Compensation Table ("Named Officers"), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person's beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Messrs. Hayes, Jaqua and Knight, and for all directors and officers as a group.

                                                      Shares
                                      Title of     Beneficially       Percent of
                                        Class        Owned(1)          Class(7)
                                      ---------    ------------       ----------
Thomas E. Clarke(5)                     Class B        484,188(2)(3)      0.2%
Portland, Oregon
Jill K. Conway                          Class B         74,000(2)
Boston, Massachusetts
Ralph D. DeNunzio                       Class B        120,000(2)         0.1%
Riverside, Connecticut
Richard K. Donahue                      Class B      1,056,491(2)         0.6%
Lowell, Massachusetts
Delbert J. Hayes                        Class A        740,000            0.7%
Newberg, Oregon                         Class B        753,748(3)         0.4%
Douglas G. Houser                       Class B         88,000
Portland, Oregon
John E. Jaqua                           Class A        599,289            0.6%
Eugene, Oregon                          Class B        599,289            0.3%
Philip H. Knight(5)                     Class A     95,653,192(4)        95.0%
Beaverton, Oregon                       Class B     95,653,192(4)        34.5%
Charles W. Robinson                     Class B        420,000            0.2%
Santa Fe, New Mexico
A. Michael Spence                       Class B         16,000(2)
Palo Alto, CA
John R. Thompson, Jr.                   Class B         96,000(2)
Washington, D.C
Ian T. Todd(5)                          Class B         25,000(2)
Beaverton, Oregon
Mark G. Parker(5)                       Class B        334,243(2)(3)      0.2%
Portland, Oregon
David B. Taylor(5)                      Class B        335,826(2)         0.2%
Beaverton, Oregon
Nissho Iwai American Corporation      Preferred(6)     300,000          100.0%
Portland, Oregon
All directors and executive officers    Class A     96,992,481           96.3%
as a group (22 persons)                 Class B    100,528,818(2)        36.1%

----------
(1) A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner's spouse or children.

(2) These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 1999, the following numbers of shares: 482,288 shares for Dr. Clarke, 813,892 shares for Mr. Donahue, 16,000 shares for Dr. Spence, 92,000 shares for Mr. Thompson, 25,000 shares for Mr. Todd, 331,933 shares for Mr. Parker, 332,664 shares for Mr. Taylor, and 2,502,247 shares for the executive officer and director group.

(3) Includes shares held in account under the NIKE, Inc. 401(k) Plan for Dr. Clarke and Messrs. Hayes, Parker and Taylor in the amounts of 1,900, 348, 2,310 and 3,162 shares, respectively.

(4) Includes (a) 3,368,416 shares held by a limited partnership in which a corporation owned by Mr. Knight's spouse is a co-general partner, (b) 65,224 shares owned by such corporation, (c) 1,000,000 shares held by the Knight Foundation, a charitable trust in which Mr. Knight and his spouse are directors, and (d) 950,000 shares held by F.W. Strategic Partners, L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(5) Executive officer listed in the Summary Compensation Table.

(6) Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company's Restated Articles of Incorporation, as amended.

(7) Omitted if less than 0.1 percent.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

  The following table discloses compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 1999 and the two preceding fiscal years.

                          Summary Compensation Table

                                                                           Long-term
                                   Annual Compensation                   Compensation
                         ------------------------------------------- ---------------------  All Other
Name and                                              Other Annual     Stock       LTIP    Compensation
Principal Position       Year Salary($) Bonus($)     Compensation($) Options(#) Payouts($)    ($)(1)
------------------       ---- --------- ---------    --------------- ---------- ---------- ------------
Philip H. Knight........ 1999 1,115,000   892,000           --            --     156,000     936,901(2)(3)
 Chief Executive         1998 1,104,167         0           --            --           0     574,802
 Officer                 1997 1,032,500 1,084,125           --            --         --      696,188

Thomas E. Clarke........ 1999   825,000   618,750           --         60,000     78,000     357,306(3)(4)(5)
 President and           1998   816,667         0           --         40,000          0      95,209
 Chief Operating         1997   758,333   739,375           --         80,000        --      211,466
 Officer

Ian T. Todd ............ 1999 1,000,000 2,600,000(6)        --        100,000     78,000     137,789
 Vice President          1998       --        --            --            --         --          --
 Sports Marketing        1997       --        --            --            --         --          --

Mark G. Parker.......... 1999   600,000   360,000           --         52,500     78,000      32,854(4)
 Vice President          1998   591,667         0           --         35,000          0      91,209
 Global Footwear         1997   541,667   487,500           --         60,000        --      100,066

David B. Taylor......... 1999   400,000   220,000           --         30,000     78,000     110,244(5)
 Vice President          1998   396,667         0           --         20,000          0      29,334
                         1997   375,000   309,375           --         40,000        --       67,227

----------
(1) Includes contributions by the Company to the 401(K) and Profit Sharing
    Plan for the fiscal year ended May 31, 1999 in the amount of $10,956 each for Dr. Clarke and Messrs. Parker and Taylor, and $6,956 for Messrs. Knight and Todd. The Company also made a matching contribution of $1,200 to the after-tax retirement plan for Mr. Taylor. Also includes contributions by the Company to the Deferred Compensation Plan for Messrs. Knight, Clarke, Todd, Parker and Taylor of $43,998, $43,825, $130,842, $20,271, and
    $14,888, respectively.

(2) The Company paid $500,000 towards a portion of the annual premium for term life insurance on the life of Mr. Knight pursuant to a "split dollar" plan. The Company would be reimbursed for its payments from the proceeds of the life insurance policies in the event Mr. Knight dies.

(3) Pursuant to a new company policy limiting the number of accumulated un-used vacation days for all employees, the Company paid Mr. Knight $385,947, and Dr. Clarke $301,431 for vacation days not taken in excess of the limits, which had accumulated over several years.

(4) Includes above-market interest on deferred compensation for Dr. Clarke and Mr. Parker in the amount of $1,094 and $1,177, respectively, for the 1999 fiscal year.

(5) Pursuant to the terms of certain stock options, in fiscal year 1999 the Company made a cash payment of $1.04 per share to Mr. Taylor for the exercise of 80,000 of Mr. Taylor's stock options in fiscal year 1999 ($83,200) and a cash payment of $1.789 per share to Dr. Clarke for the exercise of 160,000 of Dr. Clarke's stock options in fiscal year 1999 ($286,240).

(6) Mr. Todd received a $2 million signing bonus at the commencement of employment.

              Option Grants in the Fiscal Year Ended May 31, 1999

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                         Annual Rates of Stock
                                   % of Total                             Price Appreciation
                         Options Options Granted Exercise or              for Option Term(3)
                         Granted  to Employees    Base Price  Expiration ---------------------
Name                     (#)(1)  in Fiscal Year  ($/share)(2)    Date      5%($)      10%($)
----                     ------- --------------- ------------ ---------- ---------- ----------
Philip H. Knight........     --        --              --          --           --         --
Thomas E. Clarke........  60,000       1.6%         $48.44     7/16/08   $1,827,819 $4,632,053
Ian T. Todd............. 100,000       2.8%         $46.00     5/31/08   $2,892,915 $7,331,215
Mark G. Parker..........  52,500       1.4%         $48.44     7/16/08   $1,599,342 $4,053,046
David B. Taylor.........  30,000       0.8%         $48.44     7/16/08   $  913,910 $2,316,027

----------
(1) All options shown in the table for Messrs. Clarke, Parker and Taylor become exercisable with respect to 25% of the total number of shares on each of July 16, 1999, 2000, 2001, and 2002. The option shown in the table for Mr. Todd becomes exercisable with respect to 25% of the total number of shares on each of June 1, 1999, 2000, 2001, and 2002. At the expiration of Mr. Todd's employment contract on July 31, 2004, the Company will pay Mr. Todd a bonus to the extent that Mr. Todd does not have an opportunity at any time before expiration of his contract to realize appreciation in the price of NIKE stock equal to 10% per year above the original grant price during the term of his employment contract. All options for all individuals will become fully exercisable generally upon the approval by the Company's shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(2) The exercise price is the market price of Class B Stock on the date the options were granted.

(3) Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends on the market value of the Class B Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Class B Stock. All assumed values are before taxes and do not include dividends.

             Aggregated Option Exercises in the Fiscal Year Ended
                May 31, 1999 and Fiscal Year-End Option Values

                                                   Number of Unexercised     Value of Unexercised
                                                        Options at           In-the-Money Options
                           Shares                   Fiscal Year-End(#)     at Fiscal Year-End($)(1)
                         Acquired on    Value    ------------------------- -------------------------
          Name           Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Philip H. Knight........       --           --         --           --             --          --
Thomas E. Clarke........   160,000   $8,204,960    402,288      165,000    $16,229,393  $2,720,938
Ian T. Todd.............       -0-          -0-        -0-      100,000            -0-         -0-
Mark G. Parker..........    30,000   $1,267,256    275,058      128,750    $10,746,008  $1,893,047
David B. Taylor.........   160,000   $8,179,488    296,164       79,000    $12,939,191  $1,620,678

----------
(1) Based on a fair market value as of May 31, 1999 of $60.9375 per share. Values are stated on a pre-tax basis.

                           Long-Term Incentive Plans
                   Awards In Fiscal Year Ended May 31, 1999

                                Performance
                                  or Other
                                Period Until
                               Maturation or
Name                              Payout(1)    Threshold($) Target($) Maximum($)
----                          ---------------- ------------ --------- ----------
Philip H. Knight............. Fiscal Year 2000    40,000     400,000   600,000
                              Fiscal Year 2001    40,000     400,000   600,000
Thomas E. Clarke............. Fiscal Year 2000    20,000     200,000   300,000
                              Fiscal Year 2001    20,000     200,000   300,000
Ian T. Todd.................. Fiscal Year 2000    20,000     200,000   300,000
                              Fiscal Year 2001    20,000     200,000   300,000
Mark G. Parker............... Fiscal Year 2000    20,000     200,000   300,000
                              Fiscal Year 2001    20,000     200,000   300,000
David B. Taylor.............. Fiscal Year 2000    20,000     200,000   300,000
                              Fiscal Year 2001       --          --        --

----------
(1) The Compensation Plan Subcommittee established a series of performance targets based on fiscal 2000 and 2001 revenues and earnings per share corresponding to award payouts ranging from 10% to 150% of the target awards. Participants would have been entitled to a payout at the highest percentage level at which both performance targets are met, subject to the Committee's discretion to reduce or eliminate any award based on Company or individual performance. Under the terms of the awards, on August 15, 2000 and 2001 the Company would issue in the name of each participant a number of shares of Class B Stock with a value equal to the award payout based on the closing price of the Class B Stock on that date on the New York Stock Exchange. The shares would be restricted for three years thereafter and subject to forfeiture to the Company if the participant ceases to be an employee of the Company for any reason during such three-year period. The Company's performance in fiscal year 1999 corresponded to an LTIP payout of 39% of the target award for 1999.

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Performance Graph and the Report on pages 14-19 shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

Performance Graph

  The following graph demonstrates a five-year comparison of cumulative total returns for NIKE's Class B Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textiles Indices. The graph assumes an investment of $100 on May 31, 1994 in each of the Company's Common Stock, and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textiles Indices. Each of the indices assumes that all dividends were reinvested.

                  Comparison of 5-Year Cumulative Total Return
                        Among NIKE, Inc., S&P 500 Index,
                     S&P Shoes Index and S&P Textiles Index

           NIKE, INC.        S&P 500           S&P           S&P
                                              SHOES        TEXTILES

1994       100               100             100            100
1995       135.49            120.19          116.09         102.28
1996       348.03            154.37          222.95         128.75
1997       401.13            199.77          262.62         165.22
1998       323.92            261.08          209.89         196.53
1999       433.75            315.97          266.23         142.49
----------

  The Standard & Poor's Shoes Index consists of NIKE and Reebok International. The Standard & Poor's Textiles Index consists of Liz Claiborne, Inc., Russell Corp., Fruit of the Loom and VF Corp. The Standard & Poor's Shoe and Textiles Indices include companies in two major lines of business in which the Company competes. The indices do not encompass all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged. Because NIKE is part of the S&P Shoes Index, the price and returns of NIKE stock affect this index.

  The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

               REPORT OF THE PERSONNEL COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

  The Personnel Committee of the Board of Directors (the "Committee"), subject to the approval of the Board of Directors, determines the compensation of the Company's five most highly compensated executive officers, including the Chief Executive Officer, and oversees the administration of executive compensation programs, except that stock option grants, and targets and awards under the Executive Performance Sharing Plan and the Executive Long-Term Incentive Plan, are made by the Compensation Plan Subcommittee, which is composed of outside directors.

  Executive Compensation Policies and Programs. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

  There are three basic components to the Company's "pay for performance" system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding the general industry as well as other consumer product companies. Since the Company's market for executive talent extends beyond the sports industry, the survey data includes global name-brand consumer product companies with sales in excess of $2 billion. A comparison of the Company's financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

  Base Pay. Base pay is designed to be competitive, although conservative (generally in the second quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. An executive's actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance

(measured against strategic management objectives such as maintaining customer satisfaction, developing innovative products, strengthening market share and profitability, and expanding the markets for the Company's products). The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The Company's philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

  Annual Incentive Bonus. Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan. The "target" level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Committee and the Board, as measured by the Company's net income before taxes. Bonuses may exceed the target if the Company's performance exceeds the goal.

  Long-Term, Equity-Based Incentive Compensation. The long-term equity-based compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant, and awards of restricted stock under the Long-Term Incentive Plan ("LTIP").

  Stock options are awarded with an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Common Stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Plan Subcommittee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each executive's actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive's potential for future contributions.

  Under the LTIP, the Compensation Plan Subcommittee has established a series of performance targets corresponding to awards of restricted stock ranging from 10% to 150% of the target awards. The performance targets are currently based on revenues and earnings per share. The Company expects that future awards under the LTIP will be for performance periods of up to three years, in order to provide an incentive to achieve the Company's longer-term performance goals. If performance targets are achieved, the shares of stock issued to executives would remain restricted for an additional three years, meaning that the shares are subject to forfeiture if the executive's employment terminates within that period.

  Stock options and awards of restricted stock under the LTIP are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareholders' return. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

  Other Plans. The Company maintains combined profit sharing and 401(k) retirement plans, and a non-qualified Deferred Compensation Plan. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount that in the past five fiscal years has equaled an annual contribution of between 3.42% to 6.94% of each employee's earnings. The percentage is determined by the Board of Directors.

  For fiscal 1999, under the terms of the profit sharing plan, each employee, including each executive officer, received a contribution to his or her plan account of 4.0% of the employee's total salary and bonus up to $160,000, and an additional 0.6071% of the employee's total salary and bonus in excess of approximately $68,400 and below $160,000. Under the terms of the Deferred Compensation Plan, employees, including executive officers, whose total salary and bonus exceeds $160,000 receive a supplemental profit sharing contribution into a nonqualified deferred compensation account in an amount equal to the additional contribution they would have received under the profit sharing plan if not for the $160,000 cap on salary and bonus considered for purposes of that plan as required under IRS regulations. Accordingly, those employees each received supplemental contributions equal to 4.6% of their salary and bonus in excess of $160,000. These profit sharing plans serve to retain employees and executives, since funds do not fully vest until after five years of employment with the Company.

  Under the 401(k) retirement plan, the Company contributes up to 2.5% of each employee's earnings as a matching contribution for pre-tax amounts deferred into the plan, and up to 0.75% for after-tax amounts deferred into the plan. This matching contribution is invested entirely in NIKE Class B Common Stock, which strengthens the linkage between employee and shareholder interests.

  Annual Reviews. Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

  Each year, the Committee, with the President and Human Resources staff, reviews the individual performance of each of the other five most highly compensated executive officers, including the Chief Executive Officer, and the President's recommendations with respect to the appropriate compensation levels and awards. The Compensation Plan Subcommittee sets performance and bonus targets, and certifies awards, under the Executive Performance Sharing Plan and the LTIP and makes stock option grants. The Committee makes recommendations to the Board of Directors for final approval of all other compensation matters. The Committee also reviews with the President and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the named executive officers for the following year.

  For fiscal year 1999, the Company met targeted performance objectives set for named executive officers sufficient for a payout under the Executive Performance Sharing Plan and the LTIP. This resulted from increased profitability due to aligning costs with revenues, and revenue increases in key markets, helping to offset reductions in other markets. Furthermore, the Company's competitive position in the industry remained strong. The Company's financial performance corresponded to bonuses of 100% of the individual targeted bonuses under the Executive Performance Sharing Plan and 39% of their individual targeted restricted stock payouts under the LTIP.

  Chief Executive Officer. In reviewing Mr. Knight's performance, the
Committee focused primarily on the Company's performance in fiscal year 1999, which resulted in reduced costs, and better earnings compared to the performance of the previous difficult year. The Committee noted continued progress toward the achievement of various strategic objectives such as infrastructure expansion and development of international markets. The Committee also considered the other factors and considerations described above. Consistent with the plans, Mr. Knight received a bonus of $892,000 under the Executive Performance Sharing Plan and an award of $156,000 worth of restricted NIKE Class B Common Stock under the LTIP. The Committee increased Mr. Knight's base salary for the 2000 fiscal year by eight percent to $1,204,000.

  Mr. Knight's position as a founder of and a substantial shareholder in the Company provides an effective long-term performance incentive tied directly to shareholder return. Accordingly, he received no stock option awards.

  Section 162(m) of the Internal Revenue Code. In 1995 shareholders adopted the Executive Performance Sharing Plan, and in 1997 shareholders approved the stock option plan and the LTIP. The plans are each designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive compensation for named executive officers.

  Members of the Personnel Committee:

    Ralph D. DeNunzio, Chairman
    Jill K. Conway
    John E. Jaqua*
    A Michael Spence*
    John R. Thompson, Jr.
----------
*Also members of the Compensation Plan Subcommittee.

Personnel Committee Interlocks and Insider Participation

  The members of the Personnel Committee of the Board of Directors during the fiscal year ended May 31, 1999, are listed above. The Committee is composed solely of non-employee directors. Mr. Jaqua serves as Secretary of the Company, but is not an employee. During the fiscal year, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, and paid Robanna, Inc., which is owned by director John R. Thompson, Jr., $351,000 for services rendered pursuant to an endorsement contract. The Company expects to pay Mr. DeNunzio or his firm, and Mr. Thompson or his firm for additional consulting work that may be performed by them for the Company during fiscal 2000.

Employment Contracts and Termination of Employment and
Change-in-Control Arrangements

  An agreement between the Company and President and Chief Operating Officer, Dr. Thomas E. Clarke contains a covenant not to compete that extends for one year following the termination of his employment with the Company. The agreement provides that if he voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-half of his last monthly salary. The agreement provides further that if his employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to his last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

  The Company has a similar agreement with Vice President Mark G. Parker that extends from one year following the termination of Mr. Parker's employment with the Company. The agreement provides that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the one- year noncompetition period in an amount equal to the greater of (i) $20,833 or (ii) one-twenty-fourth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his resignation. The agreement provides further that if Mr. Parker's employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of $41,667 or
(ii) one-twelfth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his termination. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

  The Company has an employment agreement and a covenant not to compete with Vice President Ian T. Todd, pursuant to which Mr. Todd is to receive a one-time signing bonus of $2 million in fiscal 1999, an initial annual salary of $1 million, minimum annual salary increases of five percent, and a target bonus of 60 percent of his annual salary. Mr. Todd was also granted an option to purchase 100,000 shares of NIKE Class B Common Stock on June 1, 1998, and will be granted an option to purchase 25,000 shares each year during the term of his contract, which expires in 2004. The options generally vest with respect to 25% of each option on the first four anniversaries of the option. If Mr. Todd's employment is terminated without cause before any of the options completely vest, the remaining unvested portion of all options granted to Mr. Todd during the term of his employment contract will vest and the options will terminate on July 31, 2004. In that event, the Company's guarantee of appreciation described in the footnote to the Option Grants Table on page 12 would still apply. In addition, if Mr. Todd's employment with the Company is terminated without cause, the Company will pay to Mr. Todd as severance, upon the satisfaction of certain conditions, an amount equal to 24 months' of Mr. Todd's base salary. His covenant not to compete extends for one year following the termination of his employment with the Company.

Certain Transactions and Business Relationships

  During the fiscal year ended May 31, 1999, the Company paid the law firm of Bullivant, Houser, Bailey, of which director Douglas G. Houser is a partner, approximately $15,142 for services rendered. During the same period, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, and paid Robanna, Inc., which is owned by director John R. Thompson, Jr., $351,000 for services rendered pursuant to an endorsement contract. The Company expects to pay Mr. Houser, or his law firm, Mr. DeNunzio, or his firm, and Mr. Thompson, or his firm for additional legal and consulting services that may be performed by them for the Company during fiscal year 2000.

  Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. During fiscal 1999, Mr. Knight reimbursed the Company $149,213 for NIKE's operating costs related to his personal use of this aircraft.

Indebtedness of Management

  In 1994 the Company loaned $500,000 at 5.65% per annum to President Thomas
E. Clarke for the purchase of a second home. The loan is secured by the second home, and must be repaid within 180 days following termination of employment. As an inducement to remain employed by the Company, the Company has agreed to forgive $100,000 of the loan commencing January 1, 2000 and on each of the four anniversary dates thereafter, provided that Dr. Clarke remains employed by the Company.

                                  PROPOSAL 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to examine the Company's consolidated financial statements for the fiscal year ending May 31, 2000 and to render other professional services as required.

  The appointment of PricewaterhouseCoopers LLP is being submitted to shareholders for ratification.

  PricewaterhouseCoopers has served as independent accountants to the Company since 1971. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and are expected to be available to respond to questions.

                                 OTHER MATTERS

  As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

                             SHAREHOLDER PROPOSALS

  A proposal by a shareholder for inclusion in the Company's proxy statement and form of proxy for the 2000 annual meeting of shareholders must be received by John F. Coburn III, Assistant Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 15, 2000 in order to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company's bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days' advance written notice, and that notice must meet certain requirements described in the bylaws.

  A copy of NIKE'S 1999 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453.

                                       For the Board of Directors

                                       JOHN E. JAQUA
                                       Secretary

                                     ANNUAL
                                    MEETING
                                      AND
                                PROXY STATEMENT
                             ---------------------

                               September 22, 1999
                           Hilversum, The Netherlands
                             ---------------------



               This proxy statement is printed on recycled paper

P
                                   NIKE, INC.
R
                           CLASS A COMMON STOCK PROXY
O
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X  FOR THE 1999 MEETING OF SHAREHOLDERS--SEPTEMBER 22, 1999

Y

The undersigned hereby appoints Philip H. Knight, Thomas E. Clarke and Douglas
G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 22, 1999, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Election of Directors, Nominees:        (change of address/comments)
Ralph D. DeNunzio; Richard K. Donahue;
Douglas G. Houser; John E. Jaqua;       ----------------------------
                                        ----------------------------
Philip H. Knight;                       ----------------------------
                                        ----------------------------
Charles W. Robinson; Michael Spence;    ----------------------------
                                        ----------------------------
John R. Thompson, Jr.                   ----------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   Please mark your
X  votes as in this                                9317
   example.                                        ----

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSAL 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE  FOR PROPOSAL 2.


1. Election of Directors       FOR  WITHHELD
   (see reverse)               [_]   [_]

For, except vote withheld from
the following nominee(s):



                               FOR  AGAINST       ABSTAIN

2. Proposal to ratify the
   appointment of
   PricewaterhouseCoopers as
   independent accountants.  [_]  [_]  [_]


                      Mark here for address change
                      and note on reverse side.  [_]

SIGNATURE(S) _______________________DATE ______________________________________
(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

P
                                   NIKE, INC.
R
                           CLASS B COMMON STOCK PROXY
O
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X  FOR THE 1999 MEETING OF SHAREHOLDERS--SEPTEMBER 22, 1999

Y

The undersigned hereby appoints Philip H. Knight, Thomas E. Clarke and Douglas
G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 22, 1999, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Election of Directors, Nominees:        (change of address/comments)
Thomas E. Clarke;
Jill K. Conway; and Delbert J. Hayes    ----------------------------
                                        ----------------------------




YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   Please mark your
X  votes as in this                                9316
   example.                                        ----

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSAL 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.


1. Election of Directors         FOR  WITHHELD
   (see reverse)                 [_]   [_]

For, except vote withheld from
the following nominee(s):



                                 FOR  AGAINST       ABSTAIN

2. Proposal to ratify the
   appointment of
   PricewaterhouseCoopers as
   independent accountants.      [_]  [_]  [_]


                      Mark here for address change
                      and note on reverse side.  [_]

SIGNATURE(S) _______________________DATE ______________________________________
(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)